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                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

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


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


FOR IMMEDIATE RELEASE
For information contact MacKenzie Partners, Inc.:
Lawrence E. Dennedy or Robert C. Marese - (800) 322-2885

            JANA PARTNERS LLC ANNOUNCES OPPOSITION SLATE OF DIRECTOR
                          NOMINEES FOR INTERCEPT, INC.

New York, New York -- April 12, 2004 - JANA Partners LLC announced today that it has notified InterCept, Inc. (NASDAQ - ICPT) of its intention to nominate an opposition slate of four directors for election to the board of directors at InterCept's 2004 Annual Meeting of Shareholders. If elected, such directors would constitute a majority of InterCept's six-person board. JANA owns approximately 8% of InterCept's outstanding common stock.

If elected to the InterCept board, JANA Partners' nominees intend to immediately engage a nationally recognized investment banking firm to conduct a full and fair review of the best value-maximizing options for shareholders, including sale of the company.

In his letter to John W. Collins, Chairman and Chief Executive Officer of InterCept, JANA Partners Managing Member Barry S. Rosenstein stated:

     "We are pursuing this course of action because we believe that the actions taken by the Board of Directors of InterCept in connection with the recently proposed and aborted sale process for the Company were not in the best interest of the Company's shareholders. These actions, which caused the abrupt resignations of two of the Board's independent members, lead us to conclude that the Company's current leadership must change. Therefore, we propose to replace a majority of the Board with individuals who are neither members of management nor hand-picked by management, have no interest other than maximizing shareholder value, and will act in accordance with their fiduciary duties as directors."

BACKGROUND

In October, 2003, InterCept announced that its Chairman and Chief Executive Officer, John W. Collins, intended to make an offer to take InterCept private, and that the InterCept board of directors had formed a special independent committee to evaluate the possible sale of the Company. On December 12, 2003, InterCept announced that Mr. Collins would not be making an offer but that "several third parties initiated contact with the special committee and expressed interest in InterCept, and the special committee will be evaluating those indications of interest."

Less than two months later, InterCept's board of directors terminated the sale process and dissolved the special committee. Following the decision of the board not to continue with the sale process, on February 13, 2004, two of the three independent directors on the special committee, Boone A. Knox (the then Vice Chairman of InterCept) and Jon R. Burke, resigned as a result of the board of directors' decision not to pursue a sale.

Summarizing these events, Mr. Rosenstein wrote in today's letter:

     "Essentially, Mr. Collins, your Board entertained a sale process when you proposed to buy the Company, but abruptly shut that process down, contrary to the determination of the special committee, when serious potential buyers surfaced."

The full text of the letter sent to InterCept today is attached as an exhibit to this press release.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JANA Partners LLC manages hedge fund portfolios with assets of approximately $1.4 billion. JANA Partners currently owns 1,619,937 shares (approximately 8%) of the common stock of InterCept.

The following individuals have consented to being nominated by JANA Partners LLC for election as directors of InterCept at InterCept's 2004 Annual Meeting of
Shareholders:

Barry S. Rosenstein, 45, has been a Managing Member of JANA Partners LLC since 2001. From 1993 to 2001, Mr. Rosenstein was a Principal of Sagaponack Partners, L.P., a private equity fund.

Gary Claar, 37, has been a Managing Member of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Claar was a Principal of Marathon Advisors LLC, an investment fund.

Kevin J. Lynch, 35, has been a Principal of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P.

Marc Weisman, 51, has been a Principal of Sagaponack Partners, L.P. for more than the past five years.

JANA Partners LLC intends to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Rosenstein, Claar, Lynch and Weisman to the InterCept board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. JANA Partners LLC and Messrs. Rosenstein, Claar, Lynch and Weisman may be deemed to be participants in the solicitation of proxies from the shareholders of InterCept in connection with the annual meeting. Information about these participants will be set forth in the proxy statement filed by JANA Partners LLC with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

                                                                April 12, 2004

John W. Collins
Chairman/Chief Executive Officer
InterCept, Inc.
3150 Holcomb Bridge Road
Suite 200
Norcross, GA 30071


Dear Mr. Collins,

JANA Partners LLC manages hedge fund portfolios with assets of approximately $1.4 billion. We currently own 1,619,937 shares (approximately 8.0%) of the common stock of InterCept, Inc. ("InterCept" or the "Company").

As you are aware, we have notified the Company of our intent to run a slate of four directors in opposition to the Company's slate at the upcoming annual meeting. We are pursuing this course of action because we believe that the actions taken by the Board of Directors of InterCept in connection with the recently proposed and aborted sale process for the Company were not in the best interest of the Company's shareholders. These actions, which caused the abrupt resignations of two of the Board's independent members, lead us to conclude that the Company's current leadership must change. Therefore, we propose to replace a majority of the Board with individuals who are neither members of management nor hand-picked by management, have no interest other than maximizing shareholder value, and will act in accordance with their fiduciary duties as directors.

Simply put, we would like to see the Company sold and believe that an overwhelming majority of the shareholders will concur.

While you have displayed a troubling lack of openness and clarity regarding the reasons for abandoning the sale process, the following is our understanding of what occurred:

                                                                 John W. Collins
                                                                  April 12, 2004
                                                                          Page 2

On October 30, 2003 (while reporting yet another "earnings miss"), the Company announced that you intended to make an offer to take InterCept private. The Board formed a special independent committee to evaluate the possible sale of the Company. It is our further understanding that several serious potential buyers then expressed significant interest to the special committee in purchasing InterCept at a premium to both the Company's stock price and to the price you were considering for your offer. On December 12, 2003, the Company announced that you would not be making an offer but that "several third parties initiated contact with the special committee and expressed interest in InterCept, and the special committee will be evaluating those indications of interest."

Less than two months later, the Board of Directors terminated the sale process and dissolved the special committee. We have been told by at least one interested bidder that neither the Company nor the special committee ever even responded to their indication of interest at a substantial premium.

Following the decision of the Board not to continue with the sale process, on February 13, 2004, two of the three independent directors on the special committee, Boone A. Knox (the then Vice Chairman of InterCept) and Jon R. Burke, resigned. In his resignation letter, Mr. Knox stated: "The Special Committee, after carefully considering the advice of financial advisors determined that the Company should permit selected interested and capable strategic buyers to conduct due diligence and negotiations to evaluate a possible sale of the Company. The Board of Directors has determined to discontinue this process. As a result of this decision, I hereby resign as a director, Vice Chairman and member of various committees of the Company and its subsidiaries effective February 13, 2004 and request that this letter and the forgoing reasons for my resignation be disclosed publicly." Mr. Burke's resignation letter was similar in its content. Thus, the Board OVERRULED its own special independent committee's recommendation to pursue a sale, and cut off the process.

The Company has not offered its shareholders a satisfactory explanation for this extraordinary sequence of events. In fact, when asked about this topic on your most recent earnings call, you indicated that you were not prepared to discuss it.

Essentially, Mr. Collins, your Board entertained a sale process when you proposed to buy the Company, but abruptly shut that process down, contrary to the determination of the special committee, when serious potential buyers surfaced. Two independent directors quit as a result of the Board's decision, and have been replaced with interim directors who were selected by management and whose qualifications and independence have not been established.

Given Sarbanes-Oxley and the heightened current focus on the accountability of directors and officers of public companies to their shareholders, this behavior is all the more astounding. Having invested in hundreds of companies, we have

                                                                 John W. Collins
                                                                  April 12, 2004
                                                                          Page 3


never had to resort to this tactic of running a competing proxy as most management teams strive to do right by their shareholders. However, based upon the conduct we have described here, not to mention the Company losses, "impairment charges" and other performance matters documented in the Company's own public filings, we believe that it is imperative that a majority of the current Board be replaced by our nominees, who are pledged to act solely in the best interest of the shareholders. We believe that we will find overwhelming concurrence with our views among the Company's shareholder base.

If our nominees are elected, they will promptly engage a nationally recognized investment banking firm to conduct a full and fair review of the best value-maximizing options for shareholders. We anticipate that this will result in an auction of the Company in which multiple credible purchasers will participate.

Be assured that we are fully prepared to utilize our considerable financial resources to assure that there is no interference with a fair proxy process and exercise of the shareholder voting franchise. We remind you that our firm's financial strength exceeds InterCept's by many multiples.

Please respond to our nomination and stocklist demands in a timely fashion. If you wish to discuss these matters further you may reach me at 415-989-7770.

                                    Sincerely,

                                    JANA Partners LLC


                                    /s/ Barry S. Rosenstein
                                    -----------------------------
                                    Barry S. Rosenstein
                                    Managing Member



CC:      THE OTHER MEMBERS OF THE BOARD OF DIRECTORS OF INTERCEPT
         --------------------------------------------------------
                  Dr. James A. Verbrugge
                  Mark Hawn
                  John D. Schneider, Jr.
                  Glenn W. Sturm
                  Arthur G. Weiss